Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated March 11, 2020 relating to the consolidated balance sheet of Diamond Eagle Acquisition Corp. as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from March 27, 2019 (inception) to December 31, 2019, appearing in the Registration Statement on Form S-1, Amendment No. 1, File No. 333-249299. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
October 6, 2020